Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

April 7, 2026

CommerceOne Financial Corporation
17 20th Street North, Suite 500
Birmingham, AL 35203

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Compass Sub North, Inc., a Delaware corporation (“New CommerceOne”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transactions among New CommerceOne, CommerceOne Financial Corporation, an Alabama corporation, Green Dot Corporation, a Delaware corporation, Compass Sub East, Inc., a Delaware corporation, and Compass Sub West, Inc., a Delaware corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement.  In our opinion, such discussion of the consequences of the CommerceOne Mergers (as defined in the Registration Statement), insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We express no opinion on (i) the tax consequences of the Green Dot Merger (as defined in the Registration Statement) or (ii) any issue or matter relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above with respect to the CommerceOne Mergers.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP